Exhibit 3(i).4

               Amendment to Articles of Incorporation filed January 8, 2001.



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                                 Exhibit 3(i).4

               Amendment to Articles of Incorporation filed January 8, 2001.

                             ARTICLES OF AMENDMENT
                                    OF THE
                           ARTICLES OF INCORPORATION
                                      OF
                              CDX.COM CORPORATION

      CDX.COM INCORPORATED, a corporation organized and existing under the laws of the State of Colorado (the "Corporation"), in order to amend its Articles of Incorporation pursuant to the provisions of the Colorado Business Corporation Act, does hereby certify as follows:

      FIRST:      The name of the corporation is CDX.com Incorporated.
      SECOND: The following amendment to the Articles of Incorporation was adopted on January 5, 2001, by a vote of the shareholders as prescribed by the Colorado Business Corporation Act. The number of shares voted for the amendment was sufficient for approval.

      THIRD: These Articles of Amendment of the Articles of Incorporation shall be effective immediately upon filing, and thereafter, Article V of the Articles of Incorporation of the Corporation shall be amended by substituting the authorization for 500,000,000 shares of common stock for the number of shares of common stock currently authorized.

      FOURTH: There shall be no change to the currently issued shares.

      IN WITNESS WHEREOF, CDX.com Incorporated has caused these Articles of Amendment of the Articles of Incorporation to be executed by Matt Veal, its Vice President this 5 day of January, 2001.

                              CDX.COM INCORPORATED

                              By: /s/Matt A. Veal
                                     Matt A. Veal

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